Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES PROFITABLE SECOND QUARTER RESULTS
REVENUES INCREASE 38%

Plymouth, Michigan, February 8, 2011 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $16.3 million and net profit of $1.0 million, or $0.11 per diluted share, for its fiscal 2011 second quarter ended December 31, 2010.  Sales grew by $4.5 million, or 38%, compared with sales of $11.8 million for the quarter ended December 31, 2009.  The second quarter of fiscal year 2010 had a net loss of $414,000, or $0.05 per diluted share.  For the first six months of fiscal year 2011, net sales were $29.1 million, with net income of $675,000, or $0.07 per diluted share.  This compares with net sales of $22.6 million and a net loss of $1.2 million, or $0.14 per diluted share, for the six months ended December 31, 2009.

“The Company had excellent financial results in the second quarter,” reported Jack Lowry, Perceptron’s Chief Financial Officer.  “It marks our return to profitability after several quarters of operating losses.  Operating income for the Company, for the quarter, was $1.5 million, or 9.2% of revenue.  In addition to strong sales and profitability, our bookings and backlog were also at high levels for the quarter.  Our strong performance was attributable to the Industrial Business Unit (IBU), which posted its highest sales since the fourth quarter of fiscal year 2007.  IBU’s bookings were its best in five years and its backlog is the highest it has been in over a decade.”

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU).  Geographic and segment information on sales, bookings and backlog for the second quarter and the first six months of fiscal years 2011 and 2010 is provided in the tables below:

SALES
By Segment	Second Quarter Ending December 31			Six Months Ending December 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$15.3	$9.9	$5.4	$25.1	$18.0	$7.1
CBU	1.0	1.9	(0.9)	4.0	4.6	(0.6)
Total Sales	$16.3	$11.8	$4.5	$29.1	$22.6	$6.5

By Location
Americas	$6.8	$4.9	$1.9	$12.7	$10.4	$2.3
Europe	7.7	6.1	1.6	12.4	10.9	1.5
Asia	1.8	0.8	1.0	4.0	1.3	2.7
Total Sales	$16.3	$11.8	$4.5	$29.1	$22.6	$6.5

BOOKINGS
By Segment	Second Quarter Ending December 31			Six Months Ending December 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change	Fiscal 2011	Fiscal 2010	Change
IBU	$16.8	$12.0	$4.8	$30.8	$20.1	$10.7
CBU	1.5	2.7	(1.2)	2.4	4.4	(2.0)
Total Bookings	$18.3	$14.7	$3.6	$33.2	$24.5	$8.7

By Location
Americas	$10.1	$6.2	$3.9	$14.5	$11.1	$3.4
Europe	6.7	5.7	1.0	13.7	8.8	4.9
Asia	1.5	2.8	(1.3)	5.0	4.6	0.4
Total Bookings	$18.3	$14.7	$3.6	$33.2	$24.5	$8.7

Note: the level of new order bookings fluctuate from quarter to quarter and are not necessarily indicative of the future operating performance of the Company.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 8, 2011

BACKLOG
By Segment	Second Quarter Ending December 31
(all numbers in millions)	Fiscal 2011	Fiscal 2010	Change
IBU	$22.5	$17.6	$4.9
CBU	1.6	1.8	(0.2)
Total Backlog	$24.1	$19.4	$4.7

By Location
Americas	$10.4	$6.3	$4.1
Europe	9.4	9.1	0.3
Asia	4.3	4.0	0.3
Total Backlog	$24.1	$19.4	$4.7

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Second Quarter Results

Sales increased over the second quarter of fiscal 2010 by $4.5 million, or 38%.  The increase was driven by the IBU, which had its highest quarterly sales since the fourth quarter of fiscal year 2007.  Higher sales occurred in both Automated Systems and Technology Components products.  CBU sales declined by $900,000, or 47%.  The timing of the roll out of new customer programs impacted CBU sales in the quarter.  In the second quarter last year, CBU had one established customer and was doing last time sales to a discontinued customer.  This year CBU has one established customer and three new customers in various stages of new product development.

The overall increase in sales occurred in all three geographic regions.  The sales increase was led by a $1.9 million, or 39% increase in the Americas.  Europe’s sales increased by $1.6 million, or 26%, in dollars.  Europe’s sales in euros, however, increased by 38%.  The euro was weaker against the dollar in the second quarter of this year compared to last year, and it had the effect of reducing Europe’s sales in dollars by approximately $770,000.  Asia’s sales increased to $1.8 million from $800,000 in the second quarter last year.

Overall, bookings increased by $3.6 million, or 24.5%, compared to the second quarter of fiscal year 2010.  IBU’s bookings increased by approximately $4.8 million, or 40%, compared to the second quarter of fiscal year 2010.  The increase in IBU bookings occurred in both Automated Systems, led by the increase in new orders for systems upgrades, and in Technology Components.  The $1.2 million, or 44%, decrease in CBU bookings compared to the second quarter of fiscal 2010 was due to the decline in new orders in the plumbing market.

The Company’s backlog on December 31, 2010 increased by $4.7 million, or 24%, from the backlog on December 31, 2009.  The IBU backlog at December 31, 2010 improved by $4.9 million, or 28%, over the backlog from a year earlier, and has now been above $20 million for two consecutive quarters.  CBU’s backlog decreased by $200,000 from the same period last year, primarily due to a reduction in the level of new orders in the plumbing market.

Gross profit increased by 48%, to $7.1 million from $4.8 million in the second quarter of fiscal 2010.  The gross profit margin percentage this quarter was 43.6% compared to 40.9% in the second quarter of fiscal year 2010.  The increase in the gross profit percentage was principally related to CBU sales which had discounted margins last year related to reducing its inventory with a discontinued customer.  Higher IBU sales also contributed to the increase.

Selling, general, and administrative (SG&A) expenses were approximately $300,000, or 8% lower than in the second quarter of fiscal 2010.  The SG&A cost decline was primarily due to a decrease in CBU’s sales and marketing costs from reduced salary and related personnel costs and to a lesser extent from sales promotions. North American G&A costs also decreased primarily from lower depreciation expense.  The euro was weaker against the dollar in the second quarter this year than in the second quarter of fiscal 2010, and had the effect of decreasing the comparative costs between the periods by approximately $100,000, or 2.5%.

February 8, 2011

Engineering, research and development expenses were $2.0 million this year compared to $1.6 million in the second quarter a year ago.  The approximately $400,000 increase was primarily due to higher costs for outside contractors working on Helix product development and spending on engineering materials in the second quarter this year.

Year-to-Date Results

Total sales for the first six months of fiscal year 2011 increased by $6.5 million, or 29%, compared to the first six months of fiscal year 2010.  The $7.1 million, or 39%, increase in IBU sales was attributable to higher sales of both Automated Systems and Technology Components products.  CBU’s sales decreased by $600,000, or 13%, compared to the first six months of fiscal 2010 due primarily to lower sales in the mechanics market that were partially offset by sales in the general construction market.  Year-to-date, the Asian region had the largest increase in sales, with an increase of $2.7 million to $4.0 million on last year’s base of $1.3 million.  The growth principally occurred in China and results from the Company’s continued investment in the China market.  Sales in the Americas increased $2.3 million, or 22%, on the strength of increases in IBU sales in North America.  European sales increased $1.5 million, or 14%, in dollars, but increased by €1.9 million, or 26%, in euros.  The weaker euro in fiscal 2011 had the effect of reducing European sales in dollars by approximately $1.3 million.

Overall, bookings increased by $8.7 million, or 36%.  All of the increase occurred in IBU.  The $10.7 million, or 53%, increase in bookings for IBU was primarily due to increased orders of Automated Systems products and, to a lesser extent, higher Technology Component products.  The $2.0 million, or 45%, decrease in bookings in CBU was primarily due to lower bookings in the plumbing market and to a lesser extent, lower bookings in the mechanics market.

Gross profit was $11.8 million, or 40.7% of sales compared to $8.7 million, or 38.7% of sales in the first half of fiscal year 2010.  The increase in gross profit dollars was primarily due to higher sales in the quarter.  The increase in the gross profit margin percentage reflected the change in the mix of sales between IBU and CBU.  The effect of the lower euro against the dollar in the first half of fiscal 2011, compared to the prior year, decreased gross profit by approximately $800,000.

SG&A expenses were $7.1 million compared to $7.6 million in the same six month period one year ago.  The decrease of approximately $500,000, or 7%, was primarily due to a decrease in CBU’s sales and marketing costs related to sales promotions and to a lesser extent reduced salary and personnel related costs.  North American G&A costs also decreased, primarily from depreciation expense.

Engineering R&D expenses were $4.1 million compared to $3.3 million for the six-month period a year ago.  The increase of approximately $800,000, or 25%, was primarily due to the use of outside contractors on the development of IBU’s new Helix™ metrology solution and to a lesser extent spending on engineering material costs for new product development.

The Company’s balance sheet at December 31, 2010 strengthened compared to the balance sheet at June 30, 2010.  As of December 31, 2010 the Company had $22.4 million in cash and short term investments, no debt, and shareholders’ equity of $55.5 million, or $6.17 per basic share.  During the first six months of fiscal year 2011 the Company’s cash and short term investments balance increased by approximately $2.3 million, despite repurchasing approximately $350,000 of the Company’s stock.

Harry T. Rittenour, President and Chief Executive Officer, remarked, "We are very pleased with the performance of our Industrial Business Unit in the second quarter, which exceeded our expectations.  We had several large orders that we were able to ship before the end of the quarter that helped to increase sales.  This included both Automated Systems products and Technology Components products.  IBU’s second quarter bookings and backlog at December 31, 2010 were also at high levels.  CBU experienced low sales in the second quarter primarily due to a lack of sales in the plumbing market and low sales in the mechanics market, that were partially offset by initial sales into the construction market.  Although CBU bookings in the second quarter were low, they did improve slightly over the first quarter.

February 8, 2011

“In October 2010, we announced that the Board had approved a $5.0 million stock repurchase plan because we believed that our stock was undervalued in the market.  On November 22, 2010 we began repurchasing shares in the open market under a Rule 10b5-1 repurchase plan.  With one or two exceptions, we have repurchased shares each trading day since that time.  As of December 31, 2010 we had repurchased approximately 69,000 shares for approximately $350,000, or an average of $5.03 per share.”

Mr. Rittenour added, “In IBU, we are continuing our hardware and software development efforts on Helix, our innovative 3D metrology solution.  We currently have a beta system being tested by a North American customer and are demonstrating the new system for customers in our Munich and Plymouth offices.  Every customer we show Helix to is excited about the potential value it will bring to current, as well as future applications.  We expect to install a beta system at one of our key European customers in the fourth quarter of this fiscal year.  We expect our first sales from Helix to occur in fiscal year 2012.

“In addition to the excitement being generated by Helix, we are pleased with the progress we are making in finding applications for our IBU products in new industries.  Over the next few months we will be setting up plant production floor tests with our measurement equipment to validate new applications.  In automotive, a key North American OEM recently upgraded all of their AutoGauge systems to run our Argus automated variation analysis and visualization software.  They were willing to pay for the upgrades because they believe that Argus will turn measurement data into easy-to-understand, actionable information that will allow them to spend their time solving problems instead of searching for the source of them.  We also recently announced that our automated gauging solutions have been selected by a leading German automotive manufacturer for deployment on a new premium vehicle program.  A total of 20 dimensional gauging stations will be strategically distributed throughout the entire manufacturing process in order to fully leverage Perceptron’s central server database architecture and powerful cross-gauge analysis capability.  Our IBU business remains strong and growing in China, and we expect more opportunities as the automotive industry matures and expands.  Japanese automotive OEM interest in our inline measurement systems is increasing and we expect to be able to meet their requirements more completely once we fully release our Helix solutions.

“In CBU, our construction market partner recently released their PS90 and PS91 Optical Inspection Devices at the World of Concrete show in Las Vegas.  Initial press reviews are very positive about the product.  In the plumbing market, we are in development of two new products to expand the capabilities of products previously launched.  We anticipate showcasing these at the largest European plumbing show of the year in March.  In the mechanics market, we also have a series of refreshed and new products in development. We expect initial shipment of each of these new products in the fourth quarter of this fiscal year.  We also anticipate a small, first shipment of our new and unique product in the electrical market segment in the third quarter of this fiscal year.  We plan to announce our partner in this market segment at that time.”

Mr. Rittenour concluded, “Our second quarter results provide us with a good basis for profitability this year.  We have a strong backlog of orders in IBU. While a strong IBU backlog generally suggests strong sales in future quarters, we expect that, based on customer delivery requirements, IBU’s sales in the second half of fiscal 2011 will be less than the $25.1 million achieved during the first half of the year.  We expect CBU’s sales to begin to improve in the third and fourth quarters, but anticipate that sales for the year will be in a similar range to CBU’s sales in fiscal year 2010.  We are encouraged by the improvements we have seen in IBU’s business and anticipate improved sales in CBU as we add new products for each of our customers and they continue their new product launch plans.”

Perceptron, Inc. will hold its second quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Wednesday, February 9, 2011 at 10:00 AM (EST). Investors can access the call at:

February 8, 2011

Webcast	http://www.visualwebcaster.com/event.asp?id=76467
Conference Call	888 401-4690 (domestic callers) or
719 457-0349 (international callers)
Conference ID	6791615

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Wednesday, February 9, 2011.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	6791615

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services.  Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2011 and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, and the impact of repurchases on the Company’s common stock.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2010.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

February 8, 2011

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Sales	$16,341	$11,751	$29,094	$22,564
Cost of Sales	9,221	6,944	17,256	13,828
Gross Profit	7,120	4,807	11,838	8,736
Selling, General and Administrative Expense	3,650	3,966	7,072	7,630
Engineering, Research and Development Expense	1,972	1,554	4,090	3,283
Operating Income (Loss)	1,498	(713)	676	(2,177)
Interest Income, net	56	71	101	128
Foreign Currency and Other Income (Expense)	(10)	(33)	211	177
Income (Loss) Before Income Taxes	1,544	(675)	988	(1,872)
Income Tax Benefit (Expense)	(517)	261	(313)	645
Net Income (Loss)	$1,027	$(414)	$675	$(1,227)

Earnings (Loss) Per Share
Basic	$0.11	$(0.05)	$0.08	$(0.14)
Diluted	$0.11	$(0.05)	$0.07	$(0.14)

Weighted Average Common Shares Outstanding
Basic	8,992	8,902	8,985	8,895
Diluted	9,155	8,902	9,139	8,895

Condensed Balance Sheets	December 31,	June 30,
	2010	2010
Cash and Cash Equivalents	$10,430	$9,789
Short-term Investments	11,930	10,278
Receivables, net	15,950	16,739
Inventories, net	6,835	6,551
Other Current Assets	4,221	4,165
Total Current Assets	49,366	47,522

Property and Equipment, net	6,016	5,931
Long-term Investments	2,192	2,192
Deferred Tax Asset	9,603	9,008
Total Non-Current Assets	17,811	17,131

Total Assets	$67,177	$64,653

Current Liabilities	$11,723	$11,177
Shareholders' Equity	55,454	53,476
Total Liabilities and Shareholders' Equity	$67,177	$64,653